UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CAPITAL SOUTHWEST CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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12900 Preston Road, Suite 700 Dallas, TX 75230 972.233.8242 capitalsouthwest.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 21, 2014

To the Shareholders of Capital Southwest Corporation:

The 2014 Annual Meeting of Shareholders of Capital Southwest Corporation will be held on July 21, 2014, at 9:00 a.m., Dallas time (the “Annual Meeting”).  We will hold our Annual Meeting in the Madison Conference Room, Hilton Dallas Lincoln Center, 5410 LBJ Freeway, Dallas, Texas 75240.  The purpose of this meeting is for our shareholders to consider and vote to:

1)	elect seven (7) directors to serve until the 2015 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

2)	ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015;

3)	approve, by non-binding vote, executive compensation; and

4)	transact such other business as may properly come before the Annual Meeting.

You have the right to receive notice and to vote at the Annual Meeting if you were a shareholder of record at the close of business on May 30, 2014.

Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 ("Annual Report") are available on our website (http://ir.capitalsouthwest.com/index.cfm).  The EDGAR version of our Annual Report is also available at the SEC’s website (www.sec.gov).

Your vote is very important.  Accordingly, please vote, whether or not you plan to attend the Annual Meeting. You may vote by (i) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided; (ii) Internet at www.voteproxy.com; (iii) phone by calling 1-800-776-9437; or (iv) attending the Annual Meeting and voting in person. If you plan to attend the Annual Meeting to vote in person and your shares are registered in your own name with our transfer agent, American Stock Transfer & Trust Company, you may do so. If your shares are held in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

You have several ways to revoke or change your vote: (i) execute and submit a later dated proxy card; (ii) authorize a subsequent proxy card through the Internet or by telephone; (iii) send a written revocation of proxy to our Secretary at our principal executive office; or (iv) attend the Annual Meeting and vote in person.

Thank you for your support of Capital Southwest Corporation.

By Order of the Board of Directors

/s/ Kelly Tacke

Chief Financial Officer,
Chief Compliance Officer, Secretary
and Treasurer

June 17, 2014
Dallas, Texas

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 21, 2014

We are furnishing you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Capital Southwest Corporation, a Texas corporation (the "Company," "we," "us," or "our").  These proxies will be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on July 21, 2014 or any adjournment thereof.  We will hold the Annual Meeting in in the Madison Conference Room, Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240. We are providing this proxy statement to shareholders on or about June 20, 2014.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	Election of seven directors to hold office for a one-year term, ratification of Grant Thornton LLP as our independent auditors for the fiscal year ending March 31, 2015 and approval of an advisory vote on executive compensation.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on May 30, 2014 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	You may vote by any of the methods describe below. If you do not mark any selection on the proxy card, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees, in favor of the ratification of Grant Thornton LLP as our independent auditors for the fiscal year ending March 31, 2015 and in favor of approval, on an advisory basis, of the compensation of our named executive officers. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked.

Under the NASDAQ Stock Market ("NASDAQ") rules, the proposal to ratify the appointment of independent registered public accountants is considered a "discretionary" item.  This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting.

You may vote using any of the following methods:

●	By Internet: Go to www.voteproxy.com and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on July 20, 2014. Have your proxy card in hand when you access the Web site and then follow the instructions.
●	By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote in favor of proposals 1, 2 and 3.
●	By Phone: Call 1-800-776-9437 on any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on July 20, 2014. Have your proxy card in hand when you call and then follow the instructions.
●	By Attending the Annual Meeting in Person: You may vote shares held directly in your name in person at the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares held in "street name." If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the "record holder"), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

Q:	Is my vote confidential?

A:	Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote and how are votes counted?

A:	All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Assuming a quorum is present at the annual meeting, the following votes are required to approve each proposal:

Proposal One: Election of Directors
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy.  Abstentions and broker non-votes are not counted for purposes of the election of directors.

Proposal Two: Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy.  Abstentions and broker non-votes have the same effect as votes cast against the proposal.

Proposal Three: Approval by Non-Binding Vote of Executive Compensation
The non-binding affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy.  Abstentions have the same effect as votes cast against the proposal, while broker non-votes do not affect the outcome.

Each proxy delivered to us, unless the shareholder otherwise specifies therein, will be voted "FOR" proposals 1, 2 and 3. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with the specification.

"Broker non-votes" are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or nominee does not have discretionary voting powers.

Q:	What constitutes a quorum?

A:	As of the record date for the Annual Meeting, 15,413,532 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of May 30, 2014 can attend.

Q:	Who pays for this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy card and any additional information we furnish to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forwarding the solicitation material to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. We will not pay any additional compensation to directors, officers, or employees for such services.

Q:	What if I receive more than one proxy card?

A:	You may receive multiple proxy cards if you hold shares of common stock in different ways (such as, trusts and custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

Q:	May I revoke my vote?

A:	Yes, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later day by proxy or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy. You must specifically revoke your proxy.

Other Business

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof.  The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this proxy statement.  In addition, no shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

10b5-1 Plans

We have established a policy permitting our officers to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 under the 1934 Act.  The policy allows our participating officers to adopt a pre-arranged stock trading plan to sell pre-determined amounts of our common stock over a period of time.  This policy was established in recognition of the liquidity and diversification objectives of our officers, including enabling our officers to sell certain shares of our common stock (shares they acquire upon exercise of options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and to generate cash from the exercise of options).

PROPOSAL ONE:  ELECTION OF DIRECTORS

There are currently seven directors on the Board, six of which, Joseph B. Armes, David R. Brooks, Samuel B. Ligon, T. Duane Morgan, William R. Thomas III and John H. Wilson, are currently directors and each of whom has been nominated as director.  Gary L. Martin’s one year term ends as of the date of the 2014 Annual Meeting, and the Board has nominated Jack D. Furst to fill the vacancy.  Directors elected at the Annual Meeting will hold office for a one-year term.

All nominees have consented to serve as directors.  The Board has no reason to believe that any of the nominees will be unable to act as director.  However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute.  If a substitute nominee is named, the proxies will vote for the election of the substitute.

Directors are elected by a majority of the votes cast at the Annual Meeting.  Each share of our common stock is entitled to one vote for each of the seven director nominees.  Cumulative voting is not permitted.

Board Composition

The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business.  Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in large, complex organizations and has experience that meets this objective, as described below.  In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development.  Each of our directors also has experience serving on or advising boards of directors and board committees of other organizations and has an understanding of corporate governance practices and trends.

The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborate fashion, and the ability and commitment to devote significant time and energy to serve on the Board and its committees.  The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the director nominees and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board's deliberations.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Nominees for Director

Joseph B. Armes, 52, has been the President and Chief Executive Officer of the Company since June 2013, and Chairman of the Board since January 2014. Mr. Armes serves as a director and audit committee chair for RSP Permian, Inc. (NYSE: RSPP), an independent oil and natural gas exploration and production company. He has been the President and Chief Executive Officer of JBA Investment Partners, a family investment vehicle since 2010. Mr. Armes was the Chief Operating Officer at Hicks Holdings LLC from 2005-2010.  Previously, he served as Executive Vice President, Chief Financial Officer and General Counsel at Hicks Sports Group, LLC; Executive Vice President and General Counsel of Suiza Foods Corporation  (now Dean Foods Company); and Vice President and General Counsel of The Morningstar Group, Inc.  Rangers Equity Holdings GP LLC, a subsidiary of Hicks Sports Group LLC, had an involuntary bankruptcy filed against it in the U.S. Bankruptcy Court for the Northern District of Texas on May 28, 2010.  The Company will benefit greatly from Mr. Armes’ extensive background in strategic investing, as well as his executive expertise in public and private companies.  Mr. Armes holds a Bachelor of Business Administration in Finance from Baylor University, a Master of Business Administration from Baylor University and Juris Doctor from Southern Methodist University.

David R. Brooks, 55, joined our Board on January 20, 2014.  Mr. Brooks is the Chairman of the Board, Chief Executive Officer, and a director since the formation in 2002 of Independent Bank Group, Inc. (NASDAQ:IBTX), a publicly-traded bank holding company with approximately $3.0 billion in assets. Mr. Brooks also serves on the board of managers of Noel-Levitz, LLC, a large national higher education consulting company, and the board of trustees of Houston Baptist University.  Mr. Brooks has 34 years’ experience in the financial services industry and previously served as the Chief Financial Officer at Baylor University. The Company will benefit from Mr. Brooks’ extensive experience in overseeing the operations and growth of a bank holding company, as well as his expertise in financial matters. Mr. Brooks holds Bachelor and Master degrees in business from Baylor University.

Jack D. Furst, 55, is a nominee to fill a vacancy on our Board.  Mr. Furst is the founder of his own private investment firm, Oak Stream Investors, which he started in 2012.  Mr. Furst serves as a director of Viasystems Group, Inc. (NASDAQ: VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions. He has been affiliated with HM Capital Partners LLC ("HM Capital"), a private equity firm, since 1989, the year in which it was formed (as Hicks, Muse, Tate & Furst, Inc.).  Until 2008, he was a Partner in HM Capital and was involved in all aspects of the firm's business, including originating, structuring and monitoring HM Capital's investments.  Mr. Furst has over 25 years of experience in leveraged acquisitions and private investments.  Prior to joining HM Capital, Mr. Furst served as a Vice President and subsequently a Partner of Hicks & Haas from 1987 to 1989.  From 1984 to 1986, Mr. Furst was a merger and acquisitions/corporate finance specialist for The First Boston Corporation in New York.  Before joining First Boston, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers.  Mr. Furst received his Bachelor of Science degree with honors from the College of Business Administration at Arizona State University and his Master of Business Administration degree with honors from the Graduate School of Business at The University of Texas at Austin. The Company will benefit from Mr. Furst's senior executive and extensive private equity experience.

Samuel B. Ligon, 75, has been a member of our Board since 2003.  Mr. Ligon has served as CEO of private companies for over 30 years.  Mr. Ligon has supervised principal financial officers, worked with various audit firms for public and private companies, analyzed acquisitions and evaluated financial statements and internal control systems.  Mr. Ligon has served as audit committee chairman of two public companies during implementation of Sarbanes Oxley. Mr. Ligon currently serves on the board of directors of Jokari/US, Inc. The Company benefits greatly from Mr. Ligon’s extensive business, finance and audit committee oversight experience, as well as his executive leadership and management experience as a chief executive officer.  Mr. Ligon holds a Bachelor of Science degree from Auburn University and a Masters of Business Administration from Harvard Business School.

T. Duane Morgan, 64, joined our Board on May 25, 2012.  Mr. Morgan has been a Senior Vice President of Gardner Denver, Inc., and advisor to Kohlberg Kravis Roberts & Co. L.P. (“KKR”) during the transition after the purchase of Gardner Denver by KKR in July 2013.  Before the purchase, Mr. Morgan was President of the Engineered Product Group of Gardner Denver with broad experience in the energy sector. He also co-founded three independent corporations during his business career. The Company will benefit greatly from Mr. Morgan’s broad experience in the energy sector, his executive leadership and his management skills.  Mr. Morgan holds a Bachelor of Science in Mathematics from McNeese State University and a Master of Business Administration from Louisiana State University.

William R. Thomas III, 43, joined our Board on January 20, 2014. Mr. Thomas is a private investor, and since 2008 he has served as President of the Thomas Heritage Foundation, a non-profit grant-making corporation. In addition, Mr. Thomas serves as a director of Encore Wire Corporation (NASDAQ:WIRE). Mr. Thomas was also a Vice President of the Company from 2006 to 2012. Mr. Thomas, along with Thomas Heritage Partners, Ltd., is one of the largest shareholders of our Company representing 4.8% of voting power. The Company benefits from Mr. Thomas’s investment experience as well as his management and entrepreneurial skills. Mr. Thomas graduated from the United States Air Force Academy and has a Master of Business Administration from Harvard Business School.

John H. Wilson, 71, has been a member of our Board since 1988.  Mr. Wilson has been President of U.S. Equity Corporation since 1983 and has over 45 years' experience as an executive or investor in numerous companies in the banking, insurance, manufacturing, communications, health and transportation industries. Mr. Wilson is also a director of Encore Wire Corporation (NASDAQ: WIRE). The Company benefits greatly from Mr. Wilson’s diverse industry experience, as well as his experience as both an executive and an investor in numerous companies. Mr. Wilson has a Bachelor of Business Administration degree from Baylor University.

Our Nominating/Corporate Governance Committee has determined that Mr. Armes is an "interested person" as defined in the Investment Company Act of 1940 and that Messrs. Armes and Thomas are not "independent" as defined by the NASDAQ listing standards. The Committee has determined that Messrs. Brooks, Furst, Ligon, Morgan and Wilson are "independent" as defined by the NASDAQ and they are not "interested persons" as defined by the Investment Company Act of 1940.

Non-management directors may meet in executive session without the Chief Executive Officer at any time. There were six executive sessions held by the Board of Directors, six executive sessions held by the Audit Committee and seven executive sessions held by the Compensation Committee throughout the fiscal year ended March 31, 2014.  The directors decide on a case by case basis which one of them will preside over each full board executive session depending on the subject matter. The Chairman of each Committee presides over his respective committee’s executive sessions.

Board Recommendation

The board recommends that you vote "FOR" each of the nominees to the Board of Directors set forth in this Proposal One.

Board Committees

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of (1) our accounting and financial reporting processes and the integrity of our financial statements; (2) our systems of internal accounting and financial controls; (3) the independence, qualification and performance of our independent auditors; and (4) our compliance with ethics policies and legal and regulatory requirements relating to financial statements and reporting. The Audit Committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the Audit Committee prepares a report for inclusion in the annual proxy statement; reviews the Audit Committee Charter (the “Audit Committee Charter”) and the Audit Committee’s performance; approves the scope of the annual audit; and reviews our corporate policies with respect to financial reporting and valuation of our investments. The Audit Committee would oversee investigations into complaints concerning financial matters. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is comprised of Messrs. Ligon (Chairman), Brooks, Morgan and Wilson.  Members of the Audit Committee are "independent" as defined by the NASDAQ Listing Standards and are not "interested persons" as defined by the Investment Company Act of 1940.  The Board of Directors has determined that Mr. Ligon is an Audit Committee Financial Expert as defined by SEC and NASDAQ rules.  During the fiscal year ended March 31, 2014, the Audit Committee met six times.

The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter adopted by the Board of Directors. A copy of the Amended and Restated Audit Committee Charter is available on our website at www.capitalsouthwest.com/investor-relations/governace.htm, or available by written request addressed to Kelly Tacke, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Nominating/Corporate Governance Committee. The primary objectives of the Nominating/Corporate Governance Committee (the "Governance Committee") are to assist the Board of Directors by (1) identifying individuals qualified to become members of our Board consistent with the criteria approved by the Board in our Corporate Governance guidelines and recommending to the Board a slate of director nominees for each annual meeting of our shareholders; (2) ensuring that our Audit, Compensation and Nominating/Corporate Governance Committees shall have the benefit of qualified and experienced "independent" directors; and (3) ensuring the Company complies with its Code of Conduct and Ethics.

The Governance Committee has the responsibility to (1) establish criteria for selection of potential directors, taking into consideration an established set of desired attributes; (2) review the qualifications, performance and independence of board members pursuant to criteria and procedures established by the Governance Committee and make recommendations whether each director should stand for re-election when his or her term expires; (3) review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skill and expertise desired for the Board as a whole and contains at least the minimum number of "independent" directors required by NASDAQ and/or any other regulatory requirements; (4) identify individuals who satisfy the criteria for selection to the Board and make recommendations on new candidates for Board membership; (5) consider and evaluate shareholder nominees; (6) establish criteria for membership on the Board committees and, in consultation with the Chairman of the Board, make recommendations to the Board for appointments to and removal from committees; (7) make verbal reports to the Board after each meeting of the Governance Committee; (8) review and re-examine the Governance Committee Charter periodically and make recommendations to the Board with respect to any proposed changes; (9) review annually its own performance against the responsibilities outlined in its charter and as otherwise established by the Board; (10) obtain advice, reports or opinions from internal and external counsel, search firms and other expert advisors, as needed; (11) review, at least annually, the Insider Trading Compliance Policies and Procedures and related policies adopted by the Board to assure that it is appropriate for us and complies with the requirements of NASDAQ and/or any other regulatory requirements, recommend to the Board any desirable changes to the Code of Conduct and Ethics, consider any other corporate governance issues that arise from time to time and develop appropriate recommendations for the Board related to any such issues; (12) oversee and establish appropriate procedures for the annual evaluation of the Board and management; and (13) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to us, review them annually, and if appropriate, recommend changes to the Corporate Governance Guidelines to the Board.

The Governance Committee seeks to identify director candidates who (1) have significant experience that is relevant and beneficial to the Board of Directors and the Company; (2) are willing and able to make sufficient time commitments to our affairs in order to perform their duties as directors, including regular attendance at Board and committee meetings; (3) have strong character and integrity; and (4) represent the best interests of our shareholders.  The evaluation process for nominees is the same regardless of the source of the recommendation.

The Governance Committee is comprised of Messrs. Morgan (Chairman), Brooks, Ligon and Wilson.  Members of the Governance Committee are "independent" as defined by the NASDAQ Listing Standards and are not "interested persons" as defined by the Investment Company Act of 1940.  During the fiscal year ended March 31, 2014, the Governance Committee met four times.

The duties and responsibilities of the Governance Committee are set forth in the Nominating/Corporate Governance Committee Charter, which the Board of Directors adopted on January 19, 2009. A copy of the Nominating/Corporate Governance Committee Charter is available on our website at www.capitalsouthwest.com/investor-relations/governace.htm or available by written request addressed to Kelly Tacke, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Compensation Committee.  The Compensation Committee (1) discharges the Board’s responsibilities to establish the compensation of our executives, recommending to the Board any proposed changes in the basic elements of our compensation programs and any proposed stock option grants; (2) makes an annual report on executive compensation for inclusion in our annual proxy statement; (3) reviews and discusses with management and recommends to the Board the Company’s Compensation Discussion and Analysis for inclusion in each year’s proxy statement; and (4) provides oversight for our compensation structure, including our equity compensation plans and benefits programs. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relative to executive officers’ compensation; approving and amending our incentive compensation and stock option programs (subject to shareholder approval if required); and annually evaluating the Committee’s performance and its charter.

At least annually, the Compensation Committee (1) reviews the objectives and structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation and its general compensation plans and employee benefit plans (including retirement plans); (2) evaluates the performance of the chief executive officer in light of the objectives of the Company’s executive compensation plans, and determines his compensation level based on this evaluation; and (3) in conjunction with the Company’s chief executive officer, reviews and determines the compensation of all other executive and key employees, in light of the goals and objectives of the Company’s executive compensation plans. Periodically, as the Compensation Committee deems necessary or desirable, and pursuant to the applicable equity-based compensation plan, the Compensation Committee will recommend that the Board grant stock options to officers or employees of the Company for such number of shares of common stock as the Compensation Committee shall deem to be in the best interest of the Company.

The Compensation Committee is comprised of Messrs. Wilson (Chairman), Brooks, Ligon and Morgan.  Members of the Compensation Committee are "independent" as defined by the NASDAQ Stock Market Listing Standards and are not "interested persons" as defined by the Investment Company Act of 1940.  During the fiscal year ended March 31, 2014, the Compensation Committee met seven times.

The duties and responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which the Board of Directors adopted on March 29, 2007. A copy of the Compensation Committee Charter is available via the Internet on our website at www.capitalsouthwest.com/investor-relations/governace.htm or available by written request addressed to Kelly Tacke, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Consideration of Director Nominees

The Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a holder of our common stock.  Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230, indicating the nominee's qualification and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director.  In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws.

The Governance Committee considers nominees for the board from any reasonable source, including current Board members, stockholders or other persons.  While the Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Messrs. Joseph B. Armes, David R. Brooks, Samuel B. Ligon, T. Duane Morgan, William R. Thomas III and John H. Wilson, are currently directors and each of whom has been nominated as a director.  Gary L. Martin’s one year term ends as of the date of the 2014 Annual Meeting, and the Board has nominated Jack D. Furst to fill that vacancy.

GOVERNANCE OF THE COMPANY

During our fiscal year ended March 31, 2014, our Board of Directors held six meetings and acted by unanimous written consent eight times.  Five directors who were serving at the time attended our 2013 annual meeting of shareholders.  Mr. Thomas attended our 2013 annual shareholder meeting as a shareholder. Each of the directors attended at least 75% of the Board and committee meetings held while serving as a director.

Board Leadership and Structure

The Board recognizes that one of its responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management.  The Board understands that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant.

Effective June 17, 2013, Mr. Martin retired as our President and CEO and Mr. Armes was named by the Board as Mr. Martin’s successor.  Mr. Martin agreed to serve as Executive Chairman, supporting Mr. Armes, as he transitioned into his new role, through December 31, 2013.  Both Mr. Martin and Mr. Armes, are "interested persons" under Section 2(a)(19) of the 1940 Act.

On November 22, 2013, Richard F. Strup notified the Company that he was resigning from the Company's Board of Directors effective immediately.  Mr. Strup's decision to resign was due to personal reasons and did not involve any disagreement with the Company.  Mr. Strup had been a member of the Board of Directors since 2012.  At the time of his resignation, Mr. Strup served on the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors.  The Nominating/Corporate Governance Committee determined that Mr. Strup served on the Board as an “independent” director as defined by the NASDAQ Stock Market Listing Standards and was not an "interested person" as defined by the Investment Company Act of 1940.

On January 20, 2014, the Board elected Joseph B. Armes as Chairman of the Board and appointed David R. Brooks and William R. Thomas, III to the Board.  The Board appointed Messrs. Brooks and Thomas to fill the vacancy created by the resignation of Richard F. Strup and increase the size of the Board from six to seven directors.

The Board of Directors currently has, and appoints the members of, Audit, Compensation and Nominating/Corporate Governance Committees.  Each of these committees has a written charter approved by the Board of Directors.  The current members of the committees are identified in the following table.

Board Committees
Director	Audit	Compensation	Nominating/ Corporate Governance
David R. Brooks	X	X	X
Samuel B. Ligon	X	X	X
T. Duane Morgan	X	X	X
John H. Wilson	X	X	X

Board Independence and Meeting

Board Governance Documents.  The Board maintains charters for all committees.  In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics.  To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.capitalsouthwest.com.  The Board has adopted and adheres to corporate governance practices that the Board and executive management believe promote the highest standards of integrity, are sound and represent best practices.  The Board of Directors periodically reviews these governance practices, the rules and listing standards of NASDAQ and SEC regulations, as well as best practices suggested by recognized governance authorities.

Independence.  Currently, the Board has seven directors.  The Board has nominated Jack D. Furst to fill the vacancy resulting from Mr. Martin’s term ending as of the Annual Meeting.  The Board has determined, after considering all of the relevant facts and circumstances, that four current directors (Messrs. Brooks, Ligon Morgan, and Wilson) and the nominee (Mr. Furst) are independent, as "independence" is defined by NSADAQ.  This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.  As a result, the board has a majority of independent directors on the Board as required by the listing requirements.

Executive Sessions.  Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management or management directors.  These executive sessions typically occur after each regularly scheduled meeting of the Board of Directors.  Any independent director may request that an additional executive session be scheduled.

Meetings.  The Board of Directors met seven times in FY 2014.  All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, in which they served during FY 2014.  All directors are encouraged to attend our Annual Meeting.  All persons then serving as members of the Board attended the FY 2013 Annual Meeting.

Director Qualifications

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board.  This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications.  The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.  The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholder.

The Board recognizes that its members benefit from service on the boards of other companies.  We encourage that service but also believe it is critical that directors have the ability to dedicate sufficient time to their service on the Board.

Board and Committee Evaluations

Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively.  The review focuses on the performance of the entire Board or the respective committee.  In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board's or the committee's performance.  The Board also reviews the Governance Committee's recommendations concerning the performance and effectiveness of the Board and each of its committees.  The Governance Committee will also review the individual performance of a director as circumstances warrant.

Number of Directors; Director Vacancies

Our bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than four directors.  The tenure of office of a director will not be affected by any decrease in the number of directors.  Our bylaws also provide that if any or all of the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors even if the remaining directors do not constitute a quorum.  Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors.  Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our stockholders.  Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.

Guidelines on Governance and Codes of Ethics

The Board has adopted Guidelines on Governance to address significant corporate governance issues.  These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines.  The Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

The Board has also adopted a Code of Business Conduct and Ethics, which is designated to help officers, managers and employees resolve ethical issues in an increasingly complex business environment.  It covers topics such as reporting unethical or illegal behavior, compliance with the law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues.

You may obtain a copy of the committee charters and Code of Business Conduct on our website at www.capitalsouthwest.com

Communication with the Board of Directors

Stockholders and interested parties who wish to communicate with any member of the Board of Directors may do so in writing to the following address:

Capital Southwest Corporation
12900 Preston Road, Suite 700
Dallas, Texas 75230

Mr. Ligon will review all correspondence addressed to the Board, or any individual board member, for any inappropriate correspondence and correspondence more suitably directed to management.  Mr. Ligon will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board's request.  Mr. Ligon will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate

Risk Oversight

The Board has an active role in overseeing management of the Company’s risk.  The Board regularly reviews information regarding the Company’s operational, financial, legal, regulatory, strategic and reputational risks which is usually conveyed to the Board by the senior management of the Company. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board discusses risk throughout the year during its meetings in relation to specific proposed actions.  The Board delegates certain risk management oversight to the Board committees. While the Board oversees the Company’s overall risk management, management is responsible for the day-to-day risk management process.  Committees meet in executive session with key management personnel and representatives of outside advisors as needed.  The Board believes the division of responsibilities, as summarized below, is the most effect approach for addressing the risks facing the Company.

Board/Committee	Primary Areas of Risk Oversight
Full Board
Strategic, financial and executive risks and exposures associated with the annual operating plan and strategic plan; legal and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputations; material acquisitions and divestitures.

Audit Committee
Risks and exposures associated with accounting, auditing, reporting, financial practices (including the integrity of the Company’s financial statements), administration and financial controls and compliance with legal and regulatory requirements.

Compensation Committee	Risks and exposures associated with compensation, incentive compensation and equity-based compensation plans.
Nominating and Corporate Governance Committee	Risks and exposures related to the composition and organization of the Board.

EXECUTIVE OFFICERS

Joseph Armes. See "Nominees for Director" for Mr. Armes' biography.

Kelly Tacke, 56, has served as Senior Vice President, Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer of the Company since November 18, 2013.  From April 2011 to January 2012, she served as Chief Financial Officer and as a consultant to AMC REIT.  Prior to that, Ms. Tacke was the Executive Vice President, Chief Financial Officer and Corporate Secretary of Palm Harbor Homes, Inc. from 1993 to April 2011.  The Company was a long-time investor in Palm Harbor Homes (Bankruptcy was filed against it in the U.S. Bankruptcy Court in the state of Delaware on October 29, 2010.) Most recently, Ms. Tacke has been managing personal investments.  Ms. Tacke began her career with PricewaterhouseCoopers from 1979 to 1993, where she lastly served as a Senior Audit Manager.

Bowen S. Diehl, 45, has served as Senior Vice President and Chief Investment Officer of the Company since March 17, 2014.  Prior to that, Mr. Diehl was the Managing Director of American Capital, Ltd. from 2007 to March 2014.  He was also a Principal of American Capital from 2004 to 2007, and a Vice President of American Capital from 2001 to 2004. Mr. Diehl's investments have been in a variety of industries including industrial manufacturing, healthcare, business services, and consumer finance. Prior to American Capital, Mr. Diehl was a Vice President in Investment Banking at Merrill Lynch where he gained experience working with companies in the exploration and production, oilfield services, natural gas pipeline, natural gas gathering and processing, homebuilding and semiconductor sectors. Prior to joining Merrill Lynch, Mr. Diehl was a Vice President in the Global Oil and Gas Group at Chase Securities Inc., in New York, NY and then in Houston, TX, completing numerous transactions in the upstream and midstream oil and gas sectors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 13, 2014 by (1) each person, so far as is known to our management, who is the beneficial owner (as that term is defined in the rules and regulations of the Securities and Exchange Commission ("SEC")) of more than 5% of our outstanding common stock; (2) current executive officer named in the Summary Compensation Table; (3) each director that served at any time during the fiscal year ended March 31, 2014; and (4) all current directors and executive officers as a group.  The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of August 12, 2014 (60 days after June 13, 2014) through the exercise of any stock option or other right. Unless otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares indicated to be beneficially owned.

Name and address of Beneficial Owner ¹	Amount and Nature of Beneficial Ownership		Percent of Class
Zuckerman Investment Group 155 N. Wacker Drive, Suite 1700, Chicago, IL 60606	1,271,386		8.2%
Joseph B. Armes	1,232,550	[2]	8.0%
Dimensional Fund Advisors 6300 Bee Cave Rd, Austin, TX 78746	820,501		5.3%
William R. Thomas III	738,191	[3]	4.8%
Gary L. Martin	479,814	[4]	3.1%
Kelly Tacke	242,252	[5]	1.6%
Bowen S. Diehl	15,000		*
Samuel B. Ligon	12,000		*
John H. Wilson	8,000		*
David R. Brooks	1,500		*
T. Duane Morgan	1,000		*
All directors and executive officers as a group (9 persons)	2,453,224		15.9%

¹   The business address of the directors and executive officers is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

²   Mr. Armes is the trustee of certain trusts pursuant to ESOPs for our employees and employees of certain of our wholly-owned portfolio companies owning 977,296 shares (6.3% of our outstanding common stock) on May 16, 2014. Voting rights on such shares were passed through to the ESOP participants, who are entitled to vote the shares in their individual accounts by July 17, 2014. As trustee of the ESOPs, Mr. Armes has voting power with respect to the shares not voted by the ESOP participants.  Mr. Armes and Ms. Tacke have joint voting power of 238,252 shares owned by a trust pursuant to a pension plan for our employees and employees of certain of our wholly-owned portfolio companies. Accordingly, Mr. Armes has voting power with respect to aforementioned 238,252 shares, representing 1.5% of our outstanding common stock.  Mr. Armes disclaims beneficial ownership of the common stock held by the ESOPs and pension plan. In addition, Mr. Armes has voting power of 5,000 shares of unvested RSUs and 6,002 shares held by JBA Family Partners, L.P., a limited partnership of which he and his wife are 50% owners of the general partner.  Mr. Armes disclaims beneficial ownership of the shares held by this partnership except to the extent of his pecuniary interest therein. Lastly, 6,000 shares of his stock options granted under the 2009 stock option plan will be vested on July 15, 2014.

³   Mr. Thomas has sole voting and investment power with respect to 738,191 shares, which include 29,943 shares owned directly by him, 12,000 shares owned by his minor children; 4,309 shares owned by a trust pursuant to an ESOP; and 691,939 shares owned by Thomas Heritage Partners, Ltd., in which Mr. Thomas serves as President and disclaims any pecuniary interest except to the extent of his partnership interest.

⁴Mr. Martin has sole voting and investment power with respect to 479,814 shares, which include 445,292 shares owned directly by him and 34,522 shares owned by a trust pursuant to an ESOP.

⁵ Ms. Tacke and Mr. Armes have joint voting power of 238,252 shares owned by a trust pursuant to a pension plan for our employees and certain of our wholly-owned portfolio companies. Accordingly, Ms. Tacke has voting power with respect to 238,252 shares, representing 1.5% of our outstanding common stock. Ms. Tacke disclaims beneficial ownership of the common stock held by the pension plan.  In addition, she has voting power of 4,000 shares of unvested RSUs.

*Less than 1%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires our officers and directors and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file with the SEC. Based solely upon a review of the copies of such forms furnished to us, we believe that each of our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended March 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relating to the fiscal year 2014 compensation of our President and Chief Executive Officer ("CEO"), Chief Financial Officer (“CFO”) and Chief Investment Officer (“CIO”), during the year ended March 31, 2014. These three individuals are referred to in this CD&A as the Named Executive Officers ("NEOs").

The Compensation Committee (the “Committee”) has the primary authority to establish compensation for the NEOs and administers all executive compensation arrangements and policies.  Joseph B. Armes, our CEO, assists the Committee by providing recommendations regarding the compensation of the NEOs, excluding himself.  The Committee exercises it discretion by modifying or accepting these recommendations.  The CEO routinely attends a portion of the Committee meetings.  However, the Committee often meets in executive session without the CEO or other members of executive management when discussing compensation matters and on other occasions as determined by the Committee.

The Compensation Committee considers the competitive market practices with respect to the salaries and total direct compensation of the NEOs.  Annually, executive management prepares a compensation analysis of companies considered to be peers for the Committee’s use.  Items taken into account include, but are not limited to, base salary compensation, bonus compensation, stock option awards, restricted stock awards, and all other compensation.  During fiscal year 2014, a compensation analysis was performed by Longnecker & Associates (“Longnecker”), an executive compensation consulting firm with over 20 years of experience in executive compensation, and reviewed by the Compensation Committee to determine the compensation package for Mr. Armes. In addition, the compensation packages for Mr. Diehl and Ms. Tacke were established pursuant to market-based negotiations. In all categories, we believe our base salaries, cash bonus awards, phantom option awards, stock option awards, restricted stock awards, and other compensation, taken as a whole, are sufficient to help us attract, retain and motivate competent executive officers.

Compensation Objectives

The objectives of our compensation programs are to attract, retain and motivate competent executive officers who have the experience and ability to contribute to the success of our investment management activities. The individual judgments made by the Compensation Committee are subjective and, except with respect to our CEO's compensation, which our committee sets, are based largely on the recommendations of the CEO and the Committee’s perception of each executive’s contribution to both the Company’s past performance and its future growth potential. The Committee attempts to ensure that the total compensation paid to each executive officer is fair, reasonable, competitive and aligns the interests of executive management and shareholders.

The principal elements of compensation for executive officers are base salary, cash bonus awards, phantom stock awards, stock options granted under the stock option plan, restricted stock granted under the stock incentive plan, contributions to the Employee Stock Ownership Plan ("ESOP"), a defined benefit retirement plan, and a restoration plan.

Determination of Compensation

Roles and Responsibilities - Compensation Committee

The Committee determines the compensation for our CEO, and based upon the recommendations of our CEO, the Committee determines the compensation for each of the other NEOs. The Committee’s responsibilities include:

•	To review at least annually, the goals and objectives and the structure of the Company's plans for executive compensation, incentive compensation, equity-based compensation and general compensation plans and employee benefit plans (including retirement plans), and to recommend to the Board any new plans or any changes in the objectives and structure of such plans as the Committee deems necessary or desirable.

•	To evaluate annually the performance of the CEO and to determine his compensation level based on this evaluation. In determining the incentive components of his compensation, the Committee considers those factors it deems relevant, including the Company's performance and his contribution to that performance. The CEO is not present during voting or deliberations pertaining to the Committee's determination of his compensation.

•	To annually review and determine the compensation level of all other executive officers of the Company, in light of the goals and objectives of our executive compensation plans and the CEO’s recommendations.

•	In consultation with the CEO, to oversee the annual evaluation of management of the Company. The Committee strongly considers the CEO’s recommendations regarding the compensation of management.

•	Periodically, as the Committee deems necessary or desirable and pursuant to the applicable equity-based compensation plan, to grant equity-based compensation awards to any officer or employee of the Company for such number of shares of common stock as the Committee, in its sole discretion, shall deem to be in the best interest of the Company.

•	To perform such duties and responsibilities as the Board may assign to the Committee regarding the terms of any compensation plans and to review and approve the amount and terms of all individual stock options that the Committee grants.

•	To grant all equity-based compensation as permitted under current plans, including prior approval of those plans that are subject to shareholder approval under the listing standards of NASDAQ.

The Committee met seven times in fiscal 2014. The Committee met outside of the presence of management to discuss compensation decisions and matters relating to the design of compensation programs seven times during fiscal 2014.

Roles and Responsibilities - Executive Officers

Joseph B. Armes, our President and Chief Executive Officer, makes recommendations on salary, cash bonuses, phantom stock options, stock options, and restricted stock to the Committee based on the compensation objectives set by the Committee as well as current business conditions. More specifically, Mr. Armes reviews and assesses competitive market data and recommends salary adjustments to the Committee for all officers and management.

The Committee then exercises its discretion in modifying any recommended salaries, cash bonuses, stock options or restricted stock. The Committee approves, for submission to the Board, recommendations regarding stock based awards for all of our officers. Mr. Armes may attend the meetings of the Committee at the request of the Committee Chairman, but does not attend executive sessions and does not participate in any Committee discussions relating to the final determination of his own compensation.

Executive Compensation Components

For our fiscal year ended March 31, 2014, the components of our compensation program for NEOs include:

•	salaries;
•	cash bonuses;
•	long-term compensation pursuant to our 2009 Stock Incentive Plan, our 2010 Restricted Stock Award Plan and our Capital Southwest Corporation Phantom Stock Option Plan; and
•	other benefits

Salaries

Salaries were determined by the Committee for each of the NEOs on an individual basis, taking into consideration individual contributions to overall company performance, length of tenure, compensation levels for comparable positions and internal equities among similar positions within the Company. We place more emphasis on those compensation elements which are linked to long-term results.  In May 2013, the Committee set the base salary of our President and CEO, Joseph B. Armes, at $430,000 per annum.  In November 2013, the Committee set the base salary of our CFO, Kelly Tacke, at $250,000 per annum.  In March 2014, the Committee set the base salary of our CIO, Bowen Diehl at $425,000. The salaries of our NEOs are deemed appropriate.

Cash Bonuses

Annual cash bonuses are intended to reward individual performance as well as operating results during the year and therefore can be highly variable from year to year.  Bonus opportunities for the NEOs are determined by the Committee based on achieving predetermined Company growth measures, each individual’s contribution to achieving overall Company growth over both long-term and short-term time horizons, as well as each individual’s performance based on the achievement of predetermined goals set for the year.  Annual bonus amounts are accrued for the twelve months ended March 31, 2014.  Year-end bonuses were paid to NEOs in April 2014 and totaled $700,000 of which $575,000 was bonused directly to Joseph B. Armes, our President and CEO, and $125,000 was bonused directly to Kelly Tacke, our CFO. Bowen Diehl joined Capital Southwest on March 17, 2014, and therefore did not participate in FY 2014 bonus program. The bonuses paid to the NEOs are deemed appropriate in relation to their performance.

Long-Term Incentive Awards

Our Board and shareholders have approved our 2009 Stock Incentive Plan and our 2010 Restricted Stock Award Plan. Those plans, in addition to our Phantom Stock Option Plan, provide compensation to certain key employees, including the NEOs.  The Company uses stock-based awards as long-term incentive compensation to: (1) align compensation commensurate with the creation of shareholder value; (2) create opportunities for increased stock ownership by executives; and (3) attain competitive levels of total compensation over the long term.

Stock Option Plan

The Committee may grant equity options to purchase our common stock (including incentive stock options and nonqualified stock options).  Options are granted with an exercise price at the NASDAQ closing price of the Company’s stock on the date of grant and thus will have no ultimate value unless the value of our stock appreciates.  The Company has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. The Committee believes stock options provide a significant incentive for the option holders to enhance the value of our common stock by continually improving the Company’s performance and investment results.

Options granted generally become exercisable on or after the first anniversary of the date of grant in 5 to 10 annual installments and have a term of 10 years. Upon termination or retirement, option holders have 30 days to exercise vested options to purchase shares except in the case of death or disability (subject to a 6-month limitation). Prior to the exercise of options, holders have no rights as shareholders with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.  The Board retains the right to make option holders whole in certain situations, such as distributions.

From time to time, the Committee has recommended and the Board of Directors has granted qualified and non-qualified stock options to certain key employees and NEOs. During fiscal year 2014, 85,000 stock options were granted to NEOs.

Phantom Stock Option Plan

Under the Capital Southwest Phantom Stock Option Plan, awards of phantom stock options vest on the fifth anniversary of the award date. Phantom stock options are granted with an exercise price at the Company’s most recent quarterly net asset value per share and thus will have no ultimate value unless the net asset value of the Company increases.  Upon exercise of the phantom stock option, a cash payment in an amount for each phantom share equal to current net asset value per share minus the phantom option exercise price will be distributed to plan participants. The Board retains the right to make option holders whole in certain situations, such as distributions. There were 58,000 phantom stock option awards granted to our NEOs during fiscal 2014.

Restricted Stock Plan

The Company has received exemptive relief from the SEC that permits the Company to grant restricted stock in exchange for or in recognition of services by its executive officers and certain key employees. Pursuant to the 2010 Restricted Stock Award Plan, the Committee may award shares of restricted stock to plan participants in such amounts and on such terms as the Committee determines in its sole discretion, provided that such awards are consistent with the conditions set forth in the SEC’s exemptive order. Each restricted stock grant will be for a fixed number of shares as set forth in an award agreement between the grantee and the Company. Award agreements will describe time and/or performance vesting schedules and other appropriate terms and/or restrictions with respect to awards, including rights to dividends and voting rights.  The restricted stock will vest ratably over five years. There were 14,000 restricted stock awards granted to our NEOs during fiscal 2014.

Other Compensation

Employee Stock Ownership Plan

We maintain an Employee Stock Ownership Plan for our employees as part of the ESOP of one of our wholly-owned portfolio companies in which our NEOs participate. Employees who have completed one year of credited service, as defined in the plan, are eligible to participate in the ESOP.  Contributions to the ESOP are discretionary, within limits established by the Internal Revenue Code. Funds contributed to the trust established under the ESOP are applied by the trustees to the purchase of our common stock. A participant’s interest in contributions to the ESOP fully vests after three years of credited service, and such vested interest is distributed to a participant at retirement, death or total disability, or after a one year break in service resulting from termination of employment for any other reason.  Thus, the ESOP rewards long-term employees, aligning their interests with those of our shareholders.

Historically, the ESOP has provided a significant equity incentive to which the Committee would authorize a contribution equivalent to 10% of each participating employee’s covered compensation for the fiscal year, subject to limits imposed by Internal Revenue Code Section 410(b) coverage testing requirements. Our ESOP contribution has been set at 10%, which the Board and Committee have determined to be appropriate to motivate and retain employees. In order to meet the IRS diversification testing rules, we calculate our contributions as part of each of our wholly-owned portfolio companies’ ESOP percentages and we match our contribution percentage to the highest wholly-owned portfolio company’s percentage. To the extent their percentages fall below our 10% contribution amount, our employees are granted an ESOP contribution at the wholly-owned portfolio company level, and a cash payment for the difference. Based on earnings results for each of the wholly-owned portfolio companies in which our NEOs participate, a 10% ESOP contribution was made for the year ended March 31, 2014.  None of the current NEOs (Armes, Tacke and Diehl) was eligible to participate in the ESOP in fiscal 2014.

From time to time, the Committee will authorize an additional cash amount paid to participating employees equivalent to 10% of each participating employee’s covered compensation for the fiscal year, subject to limits imposed by Internal Revenue Code Section 410(b) coverage testing requirements.  No cash amount in lieu of an ESOP contribution was paid for the fiscal year ended March 31, 2014 with respect to the NEOs.

Retirement Plans

We maintain a qualified defined benefit, non-contributory retirement plan for our employees and employees of certain of our wholly-owned portfolio companies ("Participants").  We also maintain a Restoration Plan that provides benefits to the Participants in the qualified plan as are necessary to fulfill the intent of our retirement plan without regard to the limitations imposed by the Internal Revenue Code. The Restoration Plan is unfunded and non-qualified.

The retirement benefits payable to our NEOs depend on the Participant’s years of service under our plan and their final average monthly compensation determined by averaging the five consecutive years of highest compensation prior to retirement.  For pension calculation purposes, earnings include salaries and cash bonuses reported in the Summary Compensation Table. None of the current NEOs (Armes, Diehl and Tacke) was eligible to participate in either plans in fiscal 2014.

We and the Committee believe that the retirement plans described above are important parts of our compensation program. These plans assist us in retaining our executive officers because such retirement benefits increase for each year of employment.

Accounting for Stock-Based Compensation

Generally, the Committee is made aware of the tax and accounting treatments of various compensation alternatives. ASC 718, Compensation – Stock Compensation ( "ASC 718" ) requires us to record the fair value of equity awards on the date of grant as a component of equity. We account for stock option grants in accordance with the provisions of ASC 718, which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the statement of operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expense is offset by the increase to our additional paid-in capital, resulting in no impact on our net asset value. If and when the options are exercised, the net asset value per share will decrease if the net asset value at the time of exercise is higher than the exercise price, and increase if the net asset value per share at the time of exercise is lower than the exercise price. As a result, although we consider the accounting treatment when granting options, we do not consider the accounting treatment to be a dominant factor in the form and/or design of awards.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation.  Our general policy, where consistent with business objectives, is to preserve the deductibility of executive officer compensation.  The Committee may authorize forms of compensation that might not be deductible if the Committee deems such to be in the best interests of Capital Southwest Corporation and its shareholders.  Compensation for Gary L. Martin, our former President, CEO and Chairman exceeded $1 million for the fiscal year ended March 31, 2014.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and, by reference, its Annual Report on Form 10-K.

The foregoing report is provided by the following directors who constitute the Compensation Committee.

Compensation Committee
John H. Wilson, Chairman
David R. Brooks
Samuel B. Ligon
T. Duane Morgan

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the Compensation Committee of our Board of Directors or as a member of the compensation committee or as a director of any other entity, one of whose executive officers served as a member of our Compensation Committee or as one of our directors.

Certain Relationships and Related Party Transactions

Our President and Chief Executive Officer is responsible for reviewing and approving all material transactions with any related party. If there is a related party transaction involving our President, the entire Board will review and approve the transaction. Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members.

To identify related party transactions, each year, in addition to the ongoing reporting obligations of our related parties, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.  We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of the Company as a whole.  Our Code of Conduct and Ethics, which is signed by all employees and directors on an annual basis, requires all directors, officers and employees who have a conflict of interest to immediately notify our President or Secretary. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and pre-approved by the Board of Directors.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner. A copy of our Code of Conduct and Ethics will be mailed to shareholders upon request to Kelly Tacke at 12900 Preston Road, Suite 700, Dallas, TX 75230. Additionally, a copy is available via the Internet at our website (www.capitalsouthwest.com/investor-relations/governace.htm).

There were no related party transactions for the fiscal year ended March 31, 2014.

The tables on the following pages provide information about compensation for our senior executive team, which includes the required disclosures about our NEOs.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the three-year period ended March 31, 2014:

Name	Fiscal Year	Salary	Bonus	Option Awards (1)	Restricted Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compen- sation (4)	Total
Joseph B. Armes(5)
President, Chief	2014	$340,417	$584,705	$354,600	$185,100	$-	$301,625	$1,766,447
Executive Officer	2013	-	-	-	-	-	-	-
and Chairman	2012	-	-	-	-	-	-	-

Bowen S. Diehl(6)
Chief Investment	2014	$17,708	$-	$211,200	$174,550	$-	$249,840	$653,298
Officer and Senior	2013	-	-	-	-	-	-	-
Vice President	2012	-	-	-	-	-	-	-

Kelly Tacke(7)
Chief Financial Officer,	2014	$93,750	$126,302	$209,250	$134,080	$-	$128,600	$691,982
Chief Compliance	2013	-	-	-	-	-	-	-
Officer, Secretary,	2012	-	-	-	-	-	-	-
Treasurer and Senior
Vice President

Gary L. Martin(8)
Former President, Chief	2014	$401,000	$23,000	$-	$-	$381,706	$307,467	$1,113,173
Executive Officer	2013	487,498	670,833	-	-	1,006,432	75,180	2,239,943
and Chairman	2012	441,250	568,750	-	167,200	759,788	394,280	2,331,268

Tracy L. Morris(9)
Former Chief Financial	2014	$154,500	$10,500	$-	$-	$1,948	$272,263	$439,211
Officer, Chief	2013	225,000	250,000	-	-	63,604	49,790	588,394
Compliance Officer,	2012	176,250	137,500	165,350	83,600	14,240	153,350	730,290
Chief Operating Officer,
Secretary, Treasurer
and Senior Vice President

(1)	These amounts represent the grant date fair value of stock option awards using Black-Scholes pricing model in accordance with ASC 718 based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts do not correspond to the actual value that will be recognized by our NEOs upon vesting dates of such grants. See Note 6 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2014 regarding assumptions underlying valuation of equity awards.

(2)	These amounts represent the grant date fair value of RSU awards in accordance with ASC 718 based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts do not correspond to the actual value that will be recognized by our NEOs upon vesting dates of such grants. See Note 6 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2014 regarding assumptions underlying valuation of equity awards.

(3)	Amounts shown reflect the aggregate change during the year in actuarial present value of accumulated benefit under all pension plans (including restoration plan). See Note 8 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2014 regarding assumptions used in determining the amounts.

(4)	Includes auto allowances, dividends paid on restricted stock, fair value of phantom stock options using Black-Scholes pricing model based on the NAV/share on the date of grant, and amounts contributed to ESOP account of each NEO. In addition, this category also includes separation payments for fiscal year ended March 31, 2014. See “Other Compensation Table” on following page regarding breakout of each category by each NEO.

(5)	Effective June 17, 2013, Mr. Armes was named by the Board as President and Chief Executive Officer. His compensation reflects partial year salary and bonus from June 17, 2013 to March 31, 2014.

(6)	Effective March 17, 2014, Mr. Diehl joined Capital Southwest Corporation as Chief Investment Officer. His compensation reflects partial year salary from March 17, 2014 to March 31, 2014. Mr. Diehl did not participate in our FY 2014 bonus program.

(7)	Effective November 18, 2013, Ms. Tacked joined Capital Southwest Corporation as Chief Financial Officer, Chief Compliance Officer, Secretary, Treasurer and Senior Vice President. Her compensation reflects partial year salary and bonus from November 18, 2013 to March 31, 2014.

(8)	Mr. Martin retired from his role as President and Chief Executive Officer of the Company on June 17, 2013. He continued to serve as executive chairman of the board until December 31, 2013.

(9)	Ms. Morris resigned her positions with the Company on November 15, 2013.

OTHER COMPENSATION TABLE

Name	Fiscal Year	Cash Dividends Paid on Restricted Stock	ESOP Contribution	Automobile Allowance	Separation Payment	Unused Vacation	Phantom Stock Options	Total Other Compensation
Joseph B. Armes	2014	$500	$-	$7,125	$-	$-	$294,000	$301,625
	2013	-	-	-	-	-		-
	2012	-	-	-	-	-		-

Bowen S. Diehl	2014	$-	$-	$-	$-	$-	$249,840	$249,840
	2013	-	-	-	-	-		-
	2012	-	-	-	-	-		-

Kelly Tacke	2014	$-	$-	$-	$-	$-	$128,600	$128,600
	2013	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-

Gary Martin	2014	$1,280	$25,500	$6,750	$224,384	$49,553	-	$307,467
	2013	41,180	25,000	9,000	-	-		75,180
	2012		24,500	9,000	-	-	$360,780	394,280

Tracy L. Morris	2014	$640	$-	$4,500	$250,000	$17,123	-	$272,263
	2013	20,590	25,000	4,200	-	-	-	49,790
	2012		24,500		-	-	$128,850	153,350

GRANTS OF PLAN-BASED AWARDS FOR NEOS

Stock Options Granted During the Year

Name	Grant Date	Number of Stock Options Awarded	Grant Date Fair Value of Stock Options*	Grant Date Fair Value of Stock Options
Joseph B. Armes	7/15/2013	30,000	$11.82	$354,600
Bowen Diehl	3/17/2014	30,000	$7.04	$211,200
Kelly Tacke	1/20/2014	25,000	$8.37	$209,250
*Represents intrinsic value of stock options calculated using Black Scholes Model. Assumptions used include volatility, dividend rate of our stock, closing price of our stock on the date of grant, and risk-free interest rate.

Restricted Stock Granted During the Year

Name	Grant Date	Number of RSUs Awarded	Grant Date Fair Value of RSUs*	Grant Date Fair Value of RSUs
Joseph B. Armes	7/15/2013	5,000	$37.02	$185,100
Bowen Diehl	3/17/2014	5,000	$34.91	$174,550
Kelly Tacke	1/20/2014	4,000	$33.52	$134,080
*Represents closing price on the date of the grant.

Phantom Stock Options Granted During the Year

Name	Grant Date	Number of Phantom Stock Options Awarded	Grant Date Fair Value of Phantom Stock Options*	Grant Date Fair Value of Phantom Options
Joseph B. Armes	7/15/2013	24,000	$12.25	$294,000
Bowen Diehl	3/17/2014	24,000	$10.41	$249,840
Kelly Tacke	1/20/2014	10,000	$12.86	$128,600
*Represents intrinsic value of phantom options calculated using Black Scholes Model. Assumptions used include volatility, dividend rate of our stock, NAV/share on the date of grant, and risk-free interest rate.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the outstanding stock options held by the NEOs as of March 31, 2014.

	Option Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price*	Option Expiration Date
Joseph B. Armes	-	30,000	$37.02	7/15/2023
Bowen S. Diehl	-	30,000	$34.91	3/17/2024
Kelly Tacke	-	25,000	$33.52	1/20/2024
*Represents closing price on the date of the grant.

The following table sets forth certain information with respect to the non-vested restricted stock held by NEOs as of March 31, 2014.

Name	Shares Not Yet Vested (#)	Market Value of Shares Not Yet Vested $34.72/per share ($)*
Joseph B. Armes	5,000	173,600
Bowen S. Diehl	5,000	173,600
Kelly Tacke	4,000	138,880
*The value of the non-vested restricted stock was computed by multiplying the number of non-vested shares of restricted stock by $34.72, the closing stock price on the last business day of the Company’s fiscal year.

 The following table sets forth certain information with respect to the non-vested phantom stock options held by the NEOs as of March 31, 2014.

Name	Phantom Options (#) Unexercisable	Grant Price/share*	Option Exercise Date
Joseph B. Armes	24,000	$43.80	7/15/2018
Bowen S. Diehl	24,000	$50.25	3/17/2019
Kelly Tacke	10,000	$50.25	1/20/2019
*Represents NAV/share on the date of the grant.

OPTION EXERCISED AND STOCK VESTED

Option Exercised and Stock Vested

The following table sets forth certain information with respect to the options exercised by the NEOs during the fiscal year ended March 31, 2014.

	Option Awards
Name	Number of Shares Acquired through Exercise of options	Value Realized Upon Exercise¹
Gary L. Martin	109,000	$712,245
Tracy L. Morris	31,120	225,257
¹The value realized upon exercise of the option equals the number of shares exercised multiplied by the difference between the Company’s closing stock price on the exercise date and the exercise price of the options.

None of the NEOs’ restricted stock was vested during the fiscal year ended March 31, 2014.

The following table set forth certain information with respect to the phantom options vested by the NEOs during the fiscal year ended March 31, 2014.

	Phantom Option Awards
Name	Number of Shares Vested	Value Realized Upon Vest
Gary L. Martin	28,000	$520,730	[1]
¹ The value realized equals the number of shares vested multiplied by the difference between NAV/share on the date of grant (been adjusted for the distribution of realized gains of $5.09/share) and on the date of vest.

PENSION BENEFITS

The following table sets forth information about the pension benefits attributable to the NEOs as of March 31, 2014, and any pension benefit payments to them during the year ended March 31, 2014. Mr. Armes, Mr. Diehl, and Ms. Tacke were not eligible to participate in either our qualified Retirement Plan or Restoration Plan in fiscal 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefits as of 3/31/14 ($)	Payments During Last Fiscal Year ($)
Joseph B. Armes	Retirement Plan	0.75	-	-
	Restoration Plan	0.75	-	-
Bowen Diehl	Retirement Plan	-	-	-
	Restoration Plan	-	-	-
Kelly Tacke	Retirement Plan	0.3	-	-
	Restoration Plan	0.3	-	-
Gary L. Martin	Retirement Plan	41.08	$2,145,731	$43,901
	Restoration Plan	41.08	$2,536,950	-
Tracy L. Morris	Retirement Plan	6.17	$109,763	-
	Restoration Plan	6.17	$1,707	-

The retirement plan for employees of the Company and our affiliates is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible employees. The Company assumes that retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. The amount of the monthly retirement benefit payable beginning at age 65 is calculated as follows: (a) 1.2% of the final average monthly compensation in the five successive calendar years out of the last ten completed calendar years that gives the highest average; (b) multiplied by years of credited service (not in excess of 40 years); (c) plus 0.65% of that portion of the final average monthly compensation which exceeds Social Security Covered Compensation in effect on the date of retirement times the employee’s credited service.

Benefits provided under the retirement plan are based on compensation up to a maximum annual limit under the Internal Revenue Code (which was $255,000 in calendar year 2013). In addition, benefits provided under the retirement plan may not exceed a benefit annual limit under the Internal Revenue Code (which was $205,000 payable as a single life annuity beginning at normal retirement age in calendar year 2013).  Benefits under the restoration plan provide the difference when the benefit is computed without plan limitations.

The actuarial present value of the accumulated benefit obligation to each NEO was determined based on the mortality table and discount rate assumptions utilized in our audited financial statements for the year ended March 31, 2014 and other respective measurement dates for previous years.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended March 31, 2014. During the fiscal year ended March 31, 2014, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our non-employee directors.

Name	Fees Earned or Paid in Cash	Total
David R. Brooks¹	$13,000	$13,000
Samuel B. Ligon	52,000	52,000
Gary L. Martin²	13,000	13,000
T. Duane Morgan	52,000	52,000
Richard F. Strup³	26,000	26,000
William R. Thomas III¹	13,000	13,000
John H. Wilson	52,000	52,000

¹On January 20, 2014, the Board appointed Messrs. Brooks and Thomas to the Board to fill the vacancy created by the resignation of Richard F. Strup and increase the size of the Board from six to seven directors.
²Mr. Martin received director compensation during the 4th quarter of Fiscal year 2014.
³Mr. Strup resigned from our Board of Directors effective November 22, 2013.

In addition to reimbursement of travel expenses for attendance at board meetings, a director who is not our employee receives an annual fee of $32,000 for service as a director. In addition, non-employee directors receive $5,000 for each board meeting attended (excluding telephone meetings), limited to a total of $20,000 per year. For fiscal years ended March 31, 2014, this compensation structure places a maximum of $52,000 on fees payable to each non-employee director.

During the fiscal year ended March 31, 2014, Longnecker also provided the Board with an independent analysis of our directors’ annual compensation. Based on this analysis, the Board determined that total annual compensation of $102,000 payable to our non-management directors is appropriate for fiscal 2015. Additionally, our directors may choose to receive up to one half of the compensation via a grant of equity compensation with a one year vesting period. Messrs. Brooks, Ligon, Furst, Morgan and Wilson have indicated that they will choose to receive such equity grant for fiscal 2015.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee, in accordance with its charter, has appointed the firm of Grant Thornton LLP as the independent registered accounting firm to audit our financial statements for the fiscal year ending March 31, 2015.  We are asking the shareholders to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the fiscal year ending March 31, 2015.  In order to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the year ending March 31, 2015, the proposal must receive the favorable vote of a majority of the shares represented in person or by proxy at the annual meeting.  If shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider the appointment.

A representative of Grant Thornton LLP will be present at the annual meeting to make a statement regarding our financial statements for the fiscal year ended March 31, 2014 and to respond to appropriate questions you may have.

Audit and Other Fees

The following table sets forth fees for services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2014 and March 31, 2013.

Service	2014	2013
Audit Fees (1)	$151,725	$144,500
Tax Fees (2)	63,755	28,111
All Other Fees (3)	13,500	-
Total Fees	$228,980	$172,611

(1)	Represents fees paid for professional services provided in connection with the audit of our annual financial statements, internal controls and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with our statutory and regulatory filings.

(2)	Represents fees for services provided in connection with tax compliance, tax advice and tax planning.

(3)	Represents fees paid for professional services provided in connection with the audit of our qualified pension plan for our employees and certain of our wholly-owned portfolio companies.

The Audit Committee has determined that the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton’s independence.  At its regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants, Grant Thornton LLP.  In accordance with its charter, the Audit Committee approves in advance all audit and tax services to be provided by Grant Thornton LLP. During the fiscal year 2014, all services were pre-approved by the Audit Committee in accordance with this policy.

Board Recommendation

The Board recommends that you vote "FOR" the ratification of the appointment of Grant Thornton LLP as our independent registered accounting for fiscal 2015.

Audit Committee Report

The Audit Committee is composed of four members of the Company’s Board of Directors.  Each member is an independent director as required by Sarbanes-Oxley and NASDAQ.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the Company’s system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of the valuation of securities and other significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing, and does not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or accounting principles generally accepted in the United States ("GAAP"). The Audit Committee relies, without independent verification, on the information provided to them and on the representations made by management and the Company's independent registered public accounting firm.

The Audit Committee reviewed with Grant Thornton LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with Grant Thornton LLP those matters required to be discussed by Statements on Auditing Standards No. 61 and 90, each as amended by PCAOB AU Section 380, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. In addition, the Audit Committee discussed with Grant Thornton LLP its independence from management and the Company, including the matters in the written disclosures and letter the Company received from them as required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with their independence.

The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit and also met with them, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2014 with management and Grant Thornton LLP and also discussed with management and Grant Thornton LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and Sarbanes-Oxley to accompany our periodic filings with the SEC. In addition, the Audit Committee reviewed and discussed the Company’s progress on complying with Section 404 of Sarbanes-Oxley, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

Based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2014 for filing with the SEC. The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015, and has presented the selection to the shareholders for ratification.

Audit Committee
Samuel Ligon, Chairman
David R. Brooks
T. Duane Morgan
John H. Wilson

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our current NEOs, as we described in the "Compensation Discussion and Analysis" section of this proxy statement. While this vote is advisory and non-binding, it will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for fiscal 2015 and beyond. Based upon the shareholder vote received at our 2012 annual meeting, we will be requesting our shareholders to vote annually (on a non-binding basis) on executive compensation.

The Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance and provide incentives for future performance and to align executive’s long-term interests with the interests of our shareholders. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of executive’s overall compensation to key strategic financial and operational goals such as maintaining and growing our portfolio. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistent with our strategy, sound corporate governance principles and shareholder interests and concerns.

The Board recommends that shareholders approve the program by approving the following advisory resolution:

"RESOLVED, that the shareholders of Capital Southwest Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement relating to the 2014 fiscal year pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement)."

Vote Required

The approval of this advisory resolution requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting.  Abstentions on this Proposal Three have the same effect as a vote against this proposal.

Board Recommendation

The Board of recommends that you vote "FOR" the approval of the advisory resolution set forth in this Proposal Three.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board of Directors knows of no other matters to be presented at the meeting. Should any of the matters requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Shareholder Proposals for 2015 Annual Meeting

Any shareholder who intends to present a proposal at the annual meeting in the year 2015, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary, Kelly Tacke, at 12900 Preston Road, Suite 700, Dallas, Texas 75230, no later than February 1, 2015. Beginning September 2014, we will re-locate to 5400 LBJ Freeway, Suite 1300, Dallas, TX 75240. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder, who intends to bring business to the annual meeting in the year 2015, but not include the proposal in our proxy statement, or to nominate a person to the Board of Directors, must also give written notice to our corporate secretary, Kelly Tacke, at the address set forth in the preceding paragraph, by February 1, 2015.

OTHER INFORMATION

Expenses for Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by personal interview and telephone by our directors, officers and employees, who will not receive additional compensation for such services. We will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by them and will reimburse such persons for forwarding materials.  The cost of soliciting proxies will be borne by us.

Reduce Duplicate Mailings

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, we or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold your shares through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and annual report or notice of availability of these materials and you wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230, attention Kelly Tacke, or by contacting us at (972) 233-8242, and we will promptly deliver materials as requested. Please note that beginning September 2014, we will re-locate to 5400 LBJ Freeway, Suite 1300, Dallas, TX 75240.

Annual Report

The Annual Report covering the fiscal year ended March 31, 2014 mailed on or about June 17, 2014 is not deemed a part of the proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC, will be mailed to shareholders upon request to Kelly Tacke, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, Texas 75230.

A copy of the Form 10-K is available at our website [http://ir.capitalsouthwest.com/index.cfm] and the EDGAR version of such report is available at the SEC’s website (www.sec.gov).

CAPITAL SOUTHWEST CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 21, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE CORPORATION

The undersigned shareholder of Capital Southwest Corporation, does hereby nominate, constitute and appoint Kelly Tacke and Jessie Porter or either one of them, as Proxies, with full power of substitution, to represent and vote all shares of Common Stock of Capital Southwest Corporation held of record by the undersigned at the Annual Meeting of shareholders to be held at 9:00 a.m. Central Time on July 21, 2014,  in the Madison Conference Room, Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, and at any adjournments thereof, as follows.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CAPITAL SOUTHWEST CORPORATION

July 21, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://ir.capitalsouthwest.com/index.cfm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated the line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors. ☐ FOR ALL NOMINEES	NOMINEES: ○ Joseph B. Armes ○ David R. Brooks	2. Proposal to ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	○ Jack D. Furst
☐ FOR ALL EXCEPT (see instructions below)	○ Samuel B. Ligon ○ T. Duane Morgan ○ William R. Thomas III ○ John H. Wilson	3. Proposal to approve, by non-binding vote, executive compensation.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	4. Transact such other business that may properly come before the meeting and any adjournment thereof.

If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment.

This proxy when properly executed will be voted in the manner directed. Unless otherwise marked, this proxy will be voted for the election of the persons named at the left hereof and for the proposal described in Proposals 2 and 3.

If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of	Date:	Signature of	Date
Shareholder		Shareholder

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.